EXHIBIT 11
                            WINLAND ELECTRONICS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


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                                                  Three Months Ended         Nine Months Ended
                                                      September 30,             September 30,
                                                 1996         1995             1996          1995
Earning:
    Net Income(Loss):                       $    41,213   $  (111,123)   $   102,085   $  (133,259)
                                            -----------   -----------    -----------   -----------

Primary Earnings(Loss)Per Share             $     0.016   $    (0.043)   $     0.039   $    (0.054)
                                            -----------   -----------    -----------   -----------

Shares:
 Weighted average number of
   common shares outstanding                  2,599,991     2,583,311      2,590,689     2,454,644
Assuming exercise of options
   and warrants  reduced by the
   number of shares which could
   have been purchased with the
   proceeds  from  exercise  of
   options  and  warrants (treasury
   stock method) using average
   market price, except if anti-dilutive        204,732           -0-        204,732           -0-
Weighted average number of
   common and common equivalent
   shares outstanding                         2,804,723     2,583,311      2,795,421     2,454,644
                                            -----------   -----------    -----------   -----------

Fully Diluted Earnings(Loss)
Per Share                                   $     0.015   $    (0.043)   $     0.037   $    (0.054)
                                            -----------   -----------    -----------   -----------

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